                                                                   EXHIBIT 10.23


                               LICENSE AGREEMENT

                                    BETWEEN

                          ALLEGRO CELL SYSTEMS, INC.

                                      AND

                  THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                      FOR

                      Isolation of Novel HIV-2 Proviruses
                        UC Case No. 1993-032-1,-2,-3,-4

    Design of Highly Efficient HIV-Based Packaging System for Gene Delivery
                         UC Case No. 1995-289-1,-2,-3

        Lentiviral Vectors for Antigen Presentation in Dentritic Cells
               (UC Case no. 1997-243-1,-2,-3) CASE NO. SD97-079

            Feline Immunodeficiency Virus-Based Retroviral Vectors
                            UC Case No. 1997-254-1

                               TABLE OF CONTENTS

Article No.                                                          Page
RECITALS.............................................................    1

1.  DEFINITIONS......................................................    3

2.  GRANTS...........................................................    5

3.  CONSIDERATIONS...................................................    6

4.  REPORTS, RECORDS AND PAYMENTS....................................   10

5.  PATENT MATTERS...................................................   13

6.  GOVERNMENTAL MATTERS.............................................   15

7.  TERMINATION OF THE AGREEMENT.....................................   16

8.  LIMITED WARRANTY AND INDEMNIFICATION.............................   17

9.  USE OF NAMES AND TRADEMARKS......................................   19

10. MISCELLANEOUS PROVISIONS.........................................   19

ATTACHMENT 1.........................................................   24

ATTACHMENT 2.........................................................   25

                                                                       EXHIBIT C

UC Case Nos. 1993-032
             1995-289
             1997-243
             1997-254

                               LICENSE AGREEMENT

     This agreement ("Agreement") is made by and between ALLEGRO CELL SYSTEMS, INC., a Delaware corporation having an address c/o Brobeck Phleger & Harrison LLP, 12390 El Camino Real, San Diego, CA 92130 ("LICENSEE") and THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 ("THE REGENTS").

     This Agreement is effective on the date of the last signature ("Effective Date").

                                   RECITALS

     WHEREAS, the inventions disclosed in the following Case Docket Nos. and titles ("Inventions"):

     UC Case No. 1993-032-1,-2,-3,-4      "Isolation of Novel HIV-2 Proviruses"
     UC Case No. 1995-289-1,-2,-3         "Design of Highly Efficient HIV-Based
                                          Packaging System for Gene Delivery",
     UC Case No. 1997-243-1,-2,-3         "Lentiviral Vectors for Antigen
     (SD97-079)                           Presentation in Dendtritic Cells",
     UC Case No. 1997-254-1               "Feline Immunodeficiency Virus-Based
                                          Retroviral Vectors",

were made in the course of research at The University of California, San Diego ("UCSD") by Dr. Wong-Staal and her associates (hereinafter and collectively, the "Inventors") and are covered by Patent Rights as defined below;

    WHEREAS, the research was sponsored in part by the Government of the United States of

America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. (SS) 200-212 and applicable regulations;

    WHEREAS, the development of the Invention was sponsored in part by The National Institutes of Health and as a consequence this license is subject to overriding obligations to the same under the sponsorship agreement;

    WHEREAS, Dr. David Looney, an inventor on UC Case No. 1997-254-1, is an employee of both the Veterans Administration ("VA") and The University of California, San Diego. In accordance with the policy of the VA, Dr. Looney will report the invention to the VA for a determination of rights. If the VA returns rights to Dr. Looney, Dr. Looney will assign his rights to THE REGENTS. However, the VA is not required to return rights to Dr. Looney.

    WHEREAS, the Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to THE REGENTS;

    WHEREAS, LICENSEE entered into secrecy agreements (UC Control No. 1999-20-0353) with THE REGENTS, effective 28 July, 1998 and 10 June, 1999 ("Secrecy Agreement"), for the purpose of evaluating the Invention;

    WHEREAS, LICENSEE entered into a Letter of Intent (UC COntrol No. 1999-30-0335) with THE REGENTS, effective 20 April, 1999, ("Letter of Intent"), for the purpose of negotiating this Agreement;

    WHEREAS, THE REGENTS is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

    WHEREAS, LICENSEE is desirous of obtaining certain rights from THE REGENTS for commercial development, use, and sale of the Invention, and THE REGENTS is willing to grant such rights; and

    WHEREAS, LICENSEE understands that THE REGENTS may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention and Technology, not continued secrecy therein.



    NOW, THEREFORE, the parties agree:

1. DEFINITIONS

      The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

      1.1 "Affiliate" means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

      1.2 "Sublicensee" means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

      1.3 "Field" means all uses relating to human and animal therapy of disease and delivery, screening and manufacture of gene therapy and immunotherapy products for same, and sales of such products as laboratory reagents for resale when not certified for human or animal use. "Field" does not include Ribozyme Products.

      1.4 "Ribozyme Products" means Licensed Products and Licensed Methods for delivering to human patients in need thereof biologically active material which includes an RNA molecule having catalytic activity (commonly known as ribozyme). Ribozyme products include the RNA molecules, its vector and delivery system, its formulation and packaging for commercial sale, and services, in connection with the treatment of the patient with the ribozyme product.

      1.5 "Territory" means worldwide to the extent permitted by law.

      1.6 "Term" means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the longest-lived Patent Rights; or (ii) the twenty-first (21st) anniversary of Effective Date.

      1.7 "Patent Rights" means THE REGENTS' interest in any of the following: those US patent applications listed on ATTACHMENT 1 with their associated titles and serials, and disclosing and claiming the Invention, filed by Inventors and assigned to THE REGENTS; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

     1.8 "Technology" means the written technical information originating at the University of California at San Diego relating to the Invention which Dr. Flossie Wong-Staal may provide to LICENSEE up to the Effective Date of this Agreement.

     1.9 "Sponsor Rights" means all the applicable provisions of any license to the United States Government executed by THE REGENTS and the overriding obligations to the Federal Government under 35 U.S.C. (SS) 200-212 and applicable governmental implementing regulations.

     1.10 "Licensed Method" means any method that uses Technology, or is covered by Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired claim within Patent Rights.

     1.11 "Licensed Product" means any composition or product that uses Technology, or is covered by the claims of Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE by THE REGENTS herein, an infringement of any pending or issued and unexpired claim within the Patent Rights.

     1.12 "Net Sales" means the total of the gross invoice prices of Licensed Products sold by LICENSEE, its Sublicensee, an Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed; cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

     1.13 "Patent Costs" means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

      1.14 "Combination Product" means any product which is a Licensed Product and contains other products(s) or product component(s) that (i) does not use Invention, Technology or Patent Rights; (ii) the sale, use or import by itself does not contribute to the infringement of Patent Rights; (iii) can be sold separately by LICENSEE, its Sublicensee or an Affiliate; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

2.    GRANTS

      2.1 License. Subject to the limitations set forth in this Agreement and Sponsor's Rights, THE REGENTS hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make, use, sell, offer for sale, and import Licensed Products and to practice Licensed Methods and to use Technology, in the field within the Territory and during the Term.

      2.2 The license granted herein is exclusive and THE REGENTS shall not grant to third parties a further license under Patent Rights or to use Technology in the Field, within the Territory and during the Term. The Inventors are under no obligation to deliver new technology to the Licensee after the effective date of this agreement.

      2.3 Sublicense.

          (a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicense to third parties during the Term but only for as long the license is exclusive.

          (b) With respect to sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

              (1) not receive, or agree to receive, anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Paragraph 2.2(a) without the express written notice to and written consent of THE REGENTS, such consent of THE REGENTS not to be unreasonably withheld;

              (2) to the extent applicable, include all of the rights of and obligations due to THE REGENTS (and, if applicable, the Sponsor's Rights) and contained in this Agreement;

              (3) promptly provide THE REGENTS with a copy of each sublicense issued; and

               (4) collect all payments due, direct or indirectly, to THE REGENTS from Sublicensees and summarize and deliver all reports due, directly or indirectly, to THE REGENTS from Sublicensees.

         (c) Upon termination of this Agreement for any reason, THE REGENTS, at its sole discretion, shall decide whether LICENSEE shall cancel or assign to THE REGENTS any and all sublicenses, such decision respecting continuation of sublicenses not to be unreasonably withheld.

     2.4 Reservation of Rights. THE REGENTS reserves the right to:

         (a) use the Invention, Technology and Patent Rights for non-clinical educational and research purposes;

         (b) publish or otherwise disseminate any information about the Invention and Technology at any time. Dr. Flossie Wong-Stall agrees to make best efforts to notify LICENSEE at least 60 days in advance by providing a copy of said public disclosure; and

         (c) allow other nonprofit institutions to use Invention, Technology and Patent Rights for non-clinical educational and non-commercial research purposes in their facilities.



3. CONSIDERATIONS

     3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to THE REGENTS under this Agreement are partial considerations for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall pay THE REGENTS:

         (a) in recognition of LICENSEE being a startup business and partially in lieu of cash, a license issue fee in the form of 4,000 shares of common stock in LICENSEE, which amounts to Four Percent (4%) of the LICENSEE's common stock which will be outstanding after the issuance to THE REGENTS, and as authorized in the Article of Incorporation of the LICENSEE) dated November 4, 1998, and a copy of which is herein incorporated by reference. The stock shall be delivered to THE REGENTS within thirty (30) days of The execution of this Agreement and in the following manner:

         4,000 shares to THE REGENTS in the name of "Shellwater & Co.", a nominee of THE REGENTS of The University of California;

The acceptance of LICENSEE's common stock in this paragraph is subject to the final approval of the Office of the President of THE REGENTS of The University of California. In the event that such an approval is not granted, this Agreement shall remain in effect and LICENSEE and THE REGENTS shall renegotiate in good faith for a substitution of similar value for consideration.

     (b) license maintenance fees of Ten Thousand Dollars ($10,000) per year and payable on the Third anniversary of the Effective Date and annually thereafter on the Fourth, Fifth and Sixth anniversaries of the Effective Date; provided however, that LICENSEE's obligation to pay this fee shall end on the date when LICENSEE is commercially selling a Licensed Product;

     (c) milestone payments in the amounts payable according to the following schedule or events:

   Amount            Date or Event

   (1) $15,000       First IND filing incorporating any Licensed Product (one
                     time only)

   (2) $25,000       First Phase II Efficacy Study Initiation, any indication,
                     any geography (one time only)

   (3) $50,000       Each Licensed Product Regulatory Approval

   (4) $15,000       Each Drug Master File for gene therapy delivery of a third party product

     (d) an earned royalty

          (i) of Two Percent (2%) on Net Sales of Licensed Products for human therapeutics uses by LICENSEE and/or its Affiliate(s); and

          (ii) of Two and One half Percent (2.5%) on Net Sales of Licensed Products for non-human therapeutics uses by LICENSEE and/or its Affiliate(s);

          (iii) of Six Percent (6%) on net Sales of Licensed Products for use in formulation or manufacture of third-party therapeutic products by LICENSEE or by third parties;

          (iv) of Ten percent (10%) on Net Sales of Licensed Products for non-therapeutic, non-clinical use as laboratory research reagents sold to third parties provided, however, that the earned royalty due on Net Sales of Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as below:

       Earned Royalties due THE REGENTS = A/(A+B+C...) x Royalty Rate on Net Sales of the Licensed Products applicable in (i) or (ii) x Net Sales of Combination Product, where:

    A is the separately listed sale price of the Licensed Product or Licensed Product components; and

    B and C ... are the separately listed sale prices of the individual products or product components, respectively, that satisfied the requirements outlined in Paragraph 1.13. If LICENSEE does not separately sell any of the B, C ... products or product components used in Combination Product, the purchase price paid by LICENSEE in the procurement of said products or product components shall be used.

    (e) forty percent (40%) of all sublicense fees received by LICENSEE from its Sublicensees that are not earned royalties, except that this percentage shall be reduced to 25% of all sublicense fees for Licensed Products containing in any effective amount one royalty-bearing technology not covered by THE REGENTS' Patent Rights, and reduced to 10% of all sublicense fees for Licensed Products containing in any effective amount three or more royalty-bearing technologies not covered by THE REGENTS' Patent Rights;

    (f) on each and every sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, royalties based on the royalty rate in Paragraph 3.1(d) as applied to Net Sales of Sublicensee, plus forty percent (40%) of the excess over the royalty rates described in Paragraph 3.1(d) received by LICENSEE from Sublicensee, except that this additional percentage shall be reduced to 25% of the excess over Paragraph 3.1(d) royalty rates for Licensed Products containing in any effective amount one royalty-bearing technology not covered by Regents patent Rights, and reduced to 10% of the excess over Paragraph 3.1(d) royalty rates for Licensed products containing in any effective amount three or more royalty-bearing technologies covered by Regents' Patent Rights.

    (g) beginning on the later of the Sixth anniversary of the Effective Date of this Agreement or in the calendar year of first commercial sales of the first License Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(d) and (f) to THE REGENTS in any such year cumulatively amounts to less than Twenty-Five Thousand Dollars ($25,000) ("minimum annual royalty"), LICENSEE shall pay to THE REGENTS a minimum annual royalty on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(d) and (f); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year. If clinical trials of Licensed Products have not commenced by the Eighth anniversary of the Effective date of this Agreement, the minimum annual royalty shall increase to One Hundred Thousand Dollars ($100,000) per year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to THE REGENTS as noted in Paragraph 10.1.

    3.2 Patent Costs. LICENSEE shall reimburse THE REGENTS all past unpaid Patent Costs (prior to the Effective Date) approximately in the amount of Eighty-Eight Thousand Dollars ($88,000) and future costs (on or after the Effective Date) Patent Costs plus a ten percent (10%) patent service fee to be paid within sixty (60) days following receipt by LICENSEE of an itemized invoice from THE REGENTS, such invoice for past patent costs accruing prior to the Effective Date of this Agreement to be divided into four (4) approximately equal quarterly payments, which shall be invoiced separately from patent costs accruing after the Effective Date.

    Past unpaid Patent Costs as of March 1, 2000 totaling Eighty-Eight Thousand Dollars ($88,000.00) are listed in ATTACHMENT 2.

    3.3  Due Diligence.

         (a)  LICENSEE shall:

              (1) diligently pursue, using commercially reasonable best efforts, the development, manufacture and sale of Licensed Products, including formation of suitable partnership agreements that achieve these objectives;

           (2) reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement;

           (3) obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products;

           (4) identify a Licensed Product within four (4) years of the effective date of this Agreement; and

           (5) for each Licensed Product identified by Licensee, THE REGENTS and LICENSEE will mutually agree on specific diligence milestones for that identified License Product.

       (b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a) (1)-(5), then THE REGENTS shall have the right and option to either terminate this Agreement or change LICENSEE's exclusive license to a nonexclusive license. THE REGENTS shall notify LICENSEE of performance deficiencies in writing and giving LICENSEE 180 days to cure said performance failures before exercising THE REGENTS' right to terminate this Agreement or convert it to a non exclusive license. This right, if exercised by THE REGENTS, supersedes the rights granted in Article 2.

4. REPORTS, RECORDS AND PAYMENTS

   4.1 Reports.

       (a) Progress Reports.

           (1) Beginning January 1, 2001 and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall submit to THE REGENTS semi-annual progress reports covering LICENSEE's (and Affiliate's and Sublicensee's) activities to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products; and summary of resources (dollar value) spent in the reporting period.

           (2) LICENSEE shall also report to THE REGENTS, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product in each country.

          (b) Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to THE REGENTS quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE's (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

               (1) the gross sales, deductions as provided in Paragraph 1.11, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

               (2)  the number of each type of Licensed Product sold;

               (3) sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

               (4)  the method used to calculate the royalties;

               (5)  the exchange rates used;

               (6) or each Licensed Product, a summary of marketing work completed; summary of marketing work in progress; current schedule of anticipated marketing events or milestones; summary of resources (dollar value) spent in the reporting period.

If no sales of Licensed Products has been made and no sublicense revenues has been received by LICENSEE during any reporting period, LICENSEE shall so report.

          4.2  Records & Audits.

               (a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

               (b) All records shall be available during normal business hours for inspection at the expense of THE REGENTS by THE REGENTS's Internal Audit Department or by a Certified Public Accountant selected by THE REGENTS and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments. Such inspector shall not disclose to THE REGENTS any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to THE REGENTS had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to THE REGENTS up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

   4.3   Payments.

         (a) All fees and royalties due THE REGENTS shall be paid in United States dollars and all checks shall be made payable to "The Regents of the University of California", referencing THE REGENTS' taxpayer identification number, 95-6006144. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

         (b)   Royalty Payments.

               (1) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

               (2) LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar quarter.

               (3) Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of THE REGENTS' tax liability in any particular country may be credited against earned royalties or fees due THE REGENTS for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

            (4) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to THE REGENTS into US currency and shall pay THE REGENTS directly from its US sources of fund for as long as the legal restrictions apply.

            (5) LICENSEE shall not collect royalties from, or cause to be paid on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

            (6) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentable indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

     (c) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by THE REGENTS when due, LICENSEE shall pay to THE REGENTS interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by THE REGENTS.

5. PATENT MATTERS

     5.1  Patent Prosecution and Maintenance.

          (a) Provided that LICENSEE has reimbursed or agreed to reimburse THE REGENTS for Patent Costs pursuant to Paragraph 3.2, THE REGENTS shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. THE REGENTS shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from THE REGENTS, and all patents and patent applications in Patent Rights shall be assigned solely to THE REGENTS, however, THE REGENTS agrees to reasonably consult with LICENSEE regarding patent prosecution decisions, including choice of counsel, and to make best efforts to consider business interests expressed of LICENSEE in making such decisions, to the extent that no conflict exists with legitimate requirements of THE REGENTS. LICENSEE shall not be responsible for reimbursement of THE REGENTS for costs of patent prosecution in countries outside Territory of this Agreement.

                (b) THE REGENTS shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

                (c) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and THE REGENTS shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

                (d) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months' written notice to THE REGENTS. THE REGENTS shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. THE REGENTS, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by THE REGENTS as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent.

        5.2     Patent Infringement.

                (a) If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform THE REGENTS and provide THE REGENTS with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

          (b) LICENSEE may request THE REGENTS to take legal action against such third party for the infringement of Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated ninety (90) days following LICENSEE's request, THE REGENTS shall elect to or not to commence suit on its own account. THE REGENTS shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if THE REGENTS elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, THE REGENTS may join that suit at its own expense.

          (c) Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party bringing suit. Legal actions brought jointly by THE REGENTS and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly them in proportion to the share of expense paid by each party. Such actions and recoveries shall not subvert any underlying royalty arrangements and obligations.

          (d) Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that THE REGENTS may be represented by counsel of its choice in any suit brought by LICENSEE.

     5.3 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

6. GOVERNMENTAL MATTERS

     6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the laws of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify THE REGENTS if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

     6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

     6.3 Preference for United States Industry. If LICENSEE manufactures a Licensed Product or Combination Product for sale in the US, LICENSEE shall manufacture said product substantially in the US.

7. TERMINATION OF THE AGREEMENT

     7.1 Termination by THE REGENTS. If LICENSEE fails to perform or violates any term of this Agreement, then THE REGENTS may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, THE REGENTS may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of THE REGENTS.

     7.2 Termination by Licensee.

          (a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to THE REGENTS. Said notice shall state LICENSEE's reason for terminating this Agreement.

          (b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to THE REGENTS or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of THE REGENTS arising under this Agreement prior to termination.

     7.3 Survival on Termination. The following Paragraphs and Articles shall survive the termination of this Agreement:

          (a)  Article 4 (Reports, records and payments)

          (b)  Paragraph 7.4 (Disposition of Licensed Products on Hand);

          (c)  Paragraph 8.2 (Indemnification);

          (d)  Article 9 (Use of names and trademarks);

          (e)  Paragraph 10.2 hereof (Secrecy); and

          (f)  Paragraph 10.5 (Failure to Perform).

     7.4 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and fifty (150) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, in Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

8.   LIMITED WARRANTY AND INDEMNIFICATION

     8.1  Limited Warranty.

          (a) THE REGENTS warrants that it has the lawful right to grant this license.

          (b) The license granted herein and the associated Technology are provide "AS IS" and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. THE REGENTS makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not, to its best knowledge, infringe any other patent or other proprietary rights.

          (c) In no event shall THE REGENTS be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Method or Technology.

          (d)  Nothing in this Agreement shall be construed as:

               (1) a warranty or representation by THE REGENTS as to the validity or scope of any Patent Rights;

               (2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

               (3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

               (4) conferring by implication, estoppel or otherwise any license or rights under any patents of THE REGENTS other than Patent Rights as defined in this Agreement, regardless of whether those patent are dominant or subordinate to Patent Rights;

               (5) an obligation to furnish any know-how not provided in Patent Rights and Technology; or

               (6) an obligation to update Technology.

     8.2 Indemnification.

          (a) LICENSEE shall indemnify, hold harmless and defend THE REGENTS, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

          (b) Within 30 days from the execution of this Agreement, LICENSEE, at its sole cost and expense, shall obtain insurance its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

               (1) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $1,000,000; (ii) products/completed operations aggregate, $5,000,000; (iii) personal and advertising injury, $1,000,000; and (iv) general aggregate (commercial form only), $5,000,000; and

               (2) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

          (c) LICENSEE shall furnish THE REGENTS with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to THE REGENTS of any modification;
(ii) indicate that THE REGENTS has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by THE REGENTS.

             (d) THE REGENTS shall notify LICENSEE in writing of any claim or suit brought against THE REGENTS in respect of which THE REGENTS intends to invoke the provisions of this Article. LICENSEE shall keep THE REGENTS informed on a current basis of its defense of any claims under this Article.

9. USE OF NAMES AND TRADEMARKS

        9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto ( including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "THE REGENTS of the University of California" or the name of any campus of the University of California is prohibited, without the express written consent of THE REGENTS.

        9.2 THE REGENTS may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, THE REGENTS shall notify LICENSEE and advise the Inventors not to disclose such terms and conditions to others, according to relevant THE REGENTS policies respecting handling of confidential THE REGENTS information.

        9.3 THE REGENTS may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but THE REGENTS shall not disclose the financial terms of this Agreement to third parties, except where THE REGENTS is required by law to do so, such as under the California Public Records Act.


10. MISCELLANEOUS PROVISIONS

        10.1 Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

                (a) on the date of delivery if delivered in person, or

                (b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

      If sent to LICENSEE:              Allegro Cell Systems, Inc.
                                        550 West C Street, Suite 1300
                                        c/o Brobeck Phleger & Harrison
                                        San Diego, CA 92101-3532
                                        Attention: Mr. Craig Andrews, Secretary

      If sent to THE REGENTS:           Office of Technology Transfer
                                        The University of California
                                        1111 Franklin Street; 5th Floor
                                        Oakland, CA 94607
                                        Attention: Executive Director
                                                   Research Administration and
                                                     Technology Transfer
                                        UC Case Nos. 1993-032, 1985-289-2,
                                                     1997-243-2, and 1997-254-1

      10.2 Secrecy

           (a) "Confidential Information" shall mean information, including Technology, relating to the Invention and disclosed by THE REGENTS to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by THE REGENTS and sent to LICENSEE:

           (b) Licensee shall:

                (1) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

                (2) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

                (3) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of THE REGENTS, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

                    (i) LICENSEE can demonstrate by written records was previously known to it;

               (ii) is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE; or

               (iii) is lawfully obtained by LICENSEE from sources independent of THE REGENTS; and

          (c) The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

     10.3 Assignability. This Agreement may be assigned by THE REGENTS, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of THE REGENTS, except that LICENSEE may assign this Agreement without such written consent of THE REGENTS only to a person or entity acquiring all or substantially all of the assets of LICENSEE or of the line of business of LICENSEE to which this Agreement relates, whether by sale, merger or otherwise.

     10.4 No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

     10.5 Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

     10.6 Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

     10.7 Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

     10.8 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      10.9 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

      10.10 Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

      10.11 Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.





                  -remainder of page left blank deliberately-

     10.12 Publication. Dr. Flossie Wong-Stall agrees to use best efforts to notify LICENSEE at least 60 days in advance of any first publication by the Investors describing Inventions of this Agreement, to allow LICENSEE to review the subject matter of such publications during this 60 day period. LICENSEE may request that THE REGENTS file additional patents relating to the technologies of this Agreement, subject to the conditions and limitations of Article 5.

     IN WITNESS WHEREOF, both THE REGENTS and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

ALLEGRO CELL SYSTEMS, INC.:                 THE REGENTS OF THE UNIVERSITY
                                            OF CALIFORNIA:

By: /s/ Craig S. Andrews                    By: /s/ Alan B. Bennett
   ------------------------------              ----------------------------
           (Signature)                                 (Signature)

Name: Craig S. Andrews                      Name: Alan B. Bennett
     ----------------------------
          (Please Print)

Title:  Secretary                           Title: Executive Director
      ---------------------------                  Research Administration and
                                                    Technology Transfer

Date:  April 27, 2000                       Date: 5/8/00
     ----------------------------                --------------------------


ATTEST:                                     ATTEST:

By  /s/ Kandace W. Richardson               By
   ------------------------------              ----------------------------
           (Signature)                                 (Signature)

Name:  Kandace W. Richardson                Name:
     ----------------------------                --------------------------
          (Please Print)

Date   April 27, 2000                       Date
     ----------------------------                --------------------------

                                 ATTACHMENT 1

                                  INVENTIONS

UC Case Number             U.S. Application Number or       Filing or Issue Date
                               U.S. Patent Number
--------------             --------------------------       --------------------
 1993-032-1                        60/001,441                      Abandoned
 1993-032-2                        5,883,081                    March 16, 1999
 1993-032-3                        09/256,490                 February 23, 1999
 1993-032-4                   Application Authorized         September 13, 1999
 1995-289-1                        60/015,055                      Abandoned
 1995-289-2                        08/822,516                   March 24, 1997
 1995-289-3                        09/131,684                  August 10, 1998
 1997-243-1                        60/043,264                      Abandoned
 1997-243-2                        09/061,986                   April 17, 1998
 1997-243-3                        09/384,719                  August 27, 1999
 1997-254-1                        08/936,633                September 24, 1997

                                 ATTACHMENT 2

                 Past unpaid Patent Costs as of March 1, 2000

<CAPITON>
                 US Case Nos.                        Amount
                 ------------                      ----------
                  1993-032-1                        $6,403.23
                  1993-032-2
                  1993-032-3
                 ------------                     ------------
                  1995-289-2                       $27,199.79
                 ------------                     ------------
                  1997-243-2                       $26,840.60
                 ------------                     ------------
                  1997-254-1                       $27,594.98
                 ------------                     ------------
                    TOTAL                          $88,038.60